EXHIBIT 1

                                                                        6/4/2003
                         REAL ESTATE PURCHASE AGREEMENT
                                 INDUCON-AMHERST


         This purchase agreement ("Agreement" or "Contract"), made and entered into by and between Realmark Property Investors Limited Partnership III, 2350 North Forest Road, Getzville, NY 14068 ("Seller") and Acquest Development, LLC, on behalf of an entity to be named, 300 Pearl Street, Buffalo, NY 14202 ("Buyer").

                                    RECITALS:

         A. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, a certain parcel of real property and all of the improvements and buildings situated thereon, and the hereditaments and appurtenances thereto (the "Real Property"), consisting of an office/warehouse complex containing approximately 84,500 square feet of space known as Inducon-Amherst and all personal property, equipment, fixtures and intellectual property (excluding, however, any use of the name "Realmark" or any related or similar name, it being understood that only the right, title and interest of Seller to the name of the office park shall be transferred and excluding computer equipment and software), owned by Seller, utilized in the operation or management of the office park, and located at said office park complex (collectively the "Personal Property"). The Real Property together with the Personal Property applicable to the office park will be herein referred to as the "Property".

         B. Attached hereto and made a part hereof is the legal description of the Real Property, marked with the name of the office park and attached as Exhibit A. A detailed list of the Personal Property is attached to this Agreement as Exhibit B. Any subsequent amendment to either Exhibit A or Exhibit B, or to any other Exhibit to this Agreement, is to be considered an integral part of this Agreement.

         FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements, hereinafter set forth, the Parties agree as follows:

         SECTION 1.  PURCHASE PRICE.

                  (a) The purchase price to be paid Seller for the Property is $400,000.00, over and above the balance of the first mortgage to be assumed ("Purchase Price") to be paid in the following manner:

                           Earnest Money at signing of
                           Purchase Agreement                                                          $ 25,000.00

                           Earnest Money after expiration
                           of due diligence and financing
                           contingency                                                                   25,000.00

                           Cash at closing (subject to prorations and
                           allocations per Section 5), and by assumption of
                           Seller's existing first mortgage
                           balance at closing                                                           350,000.00
                                                                                         plus 1st Mortgage balance

and payable by Buyer on closing of title and delivery of the Deed ("Closing") in immediately available good, federal funds.

                  (b) All existing debt (except the first mortgage to be assumed), liens, (other than tax liens) impositions and similar encumbrances affecting the Real Property will be discharged or, if annual real estate taxes or special assessment liens, prorated in accordance with Section 5 and paid at the Closing.

                  (c) The Earnest Money in the amount stated in Section 1 (a) above will be deposited with William H. Mattrey, Esq., as Escrow Agent (the "Escrow Agent"), within two (2) days from the date of Seller's execution of this Agreement. Absent any contrary provision of this Agreement, the total Earnest Money in the amount of $50,000.00 will remain on deposit with the Escrow Agent until the Closing of the Property or cancellation of escrow. If the Earnest Money deposit is not made by the date or dates as herein above set forth, Seller may terminate this Agreement. Interest on the Earnest Money shall follow the principal sum on any payment or refund. Upon any permitted termination of this Agreement by Buyer, including but not limited to the failure of the conditions precedent set out in Section 7, the Earnest Money shall be returned to Buyer upon demand, and in compliance with all other terms and provisions of this Agreement.

         SECTION 2.  PLACE AND TIME OF CLOSING.

                  (a) Subject to the conditions precedent set forth herein having been met or waived, the Closing will take place fifteen (15) days after expiration or satisfaction of Buyer's financing contingency per Section 3(b) below, unless extended as otherwise set forth in this Agreement, time being of the essence. As used herein the term "Closing" will mean the meeting of the parties at which delivery of the Deed and payment of the Purchase Price as called for in Section 1 occurs for the Property.

                  (b) This Agreement, as an offer to purchase when signed by Buyer, shall automatically terminate if not accepted in final form by Seller by 5 P.M., Eastern Standard Time, within five (5) business days from the date on which Buyer executed this Agreement as indicated below.

         SECTION 3.  ENTRY ON THE PROPERTY/PURCHASER'S CONTINGENCIES.

         (a) Environmental Due Diligence. Buyer, or its designees, will have a period of twenty-one (21) days after Seller's execution of this Agreement (the "Due Diligence Period"), to enter the Property to make a Phase I environmental study as long as such test does not unreasonably interfere with the operations or any current use of the Property. All entry upon the Property and any and all contact with on site employees of Seller by Buyer shall be upon prior notice to Seller and, at Seller's option, accompanied by an agent of Seller. Requests for entry upon the property or to contact any employees of Seller shall be initiated only through Jim Duberstein or Mark Rung and shall be conducted in strict conformance with the restrictions in this Agreement and specifically this
Section 3 and Section 8(d). In addition, Buyer agrees to order of its environmental report within the first three (3) days of Buyer's Due Diligence.

         If the Closing of the Property does not occur, Buyer shall restore the Property to the same condition as prior to any entry by Buyer.

         All due diligence materials previously submitted to Buyer must be maintained by Buyer or its attorneys or agents on a confidential basis and returned to Seller if Buyer terminates this Agreement. Buyer agrees that it will not use the Due Diligence materials for any purpose other than to determine whether to acquire the Property and agrees that it will not make contact with Seller's tenants unless closing occurs. In addition, Buyer agrees that it will under no circumstances make any offer, or use the Due Diligence materials, to acquire the interest of any partner(s) of the selling entities or the current fee owner or its affiliates for a period of two (2) years after the date of this Contract. Buyer and/or its agents will not, under any circumstances, disclose to any of Seller's employees that it is contemplating acquisition of the Property without Seller's written consent prior to closing. Buyer will make no contact with any of Seller's employees without Seller's express written consent; except for contacts with Seller's employees allowed under Section 8(d) and except for contacts within three (3) days of closing in connection with takeover and closing arrangements. All third party reports desired by Buyer will be ordered by Buyer at Buyer's expense, and Buyer agrees that it will supply copies to Seller of each and every report upon receipt. If Buyer or Seller cancels this Agreement for any reason whatsoever, Buyer agrees to return all due diligence materials to Seller or Seller's attorney.

         Buyer may decide at any time prior to the expiration of said 21-day Due Diligence Period to cancel this Contract if the Phase 1 environmental study is not satisfactory to Buyer by sending written notice to Seller prior to said 21-day expiration at which time all deposits shall be returned to Buyer and neither party shall have further liability. If Buyer does not cancel this Contract during the Due Diligence Period, Buyer shall be deemed to have accepted the Property and it will close on the Property in accordance with this Contract, except for cancellation in accordance with the specific provisions of this Contract.

                  (b) Financing. Buyer agrees to apply for approval of the financial creditworthiness and managerial credentials of Buyer in connection with the assumption by Buyer of Seller's existing first Mortgage held by Wachovia Bank with an approximate current balance of $1,717,178.00, bearing interest at 8.62% per annum and maturing April, 2004. Buyer will submit within five (5) days of Seller's execution of this Agreement financial information and management profile/credentials to Seller. Buyer agrees to make a complete application for such approval through Seller in good faith within five (5) days of execution of this Agreement. Buyer will process said application through Seller with due diligence and comply with all reasonable requests of said holder. Seller agrees to cooperate with Buyer's application. Buyer shall be responsible for all expenses incurred in obtaining such approval and for any transfer fees payable to said holder. Buyer and Seller agree to execute such documents as may be reasonably required by said holder to complete said application and to confirm the assumption by Buyer of said mortgage loan. If said approval is not obtained by Buyer, in writing from the existing first mortgage lender, within forty-five (45) days after execution of this Agreement, either party may terminate this Agreement upon written notice to the other, in which event the Deposit shall be returned to Buyer and neither party shall have any further liability to the other. Said assumption must contain a release of Seller from all future liability as well as its affiliates in connection with any guaranties, and Buyer agrees to provide a viable guarantor for the non-recourse carve outs in the existing loan.

                  (c) This Agreement is contingent upon Buyer and Seller's affiliate closing the sale and purchase of property commonly known as Inducon East, Phases, I, II and III, in Amherst, New York, as well as the Paddock Building in Nashville, Tennessee which are the subject of Agreements with affiliates of Seller simultaneously herewith. In the event either party fails to close all transactions simultaneously, the other party shall have the right to refuse to close. Said failure to close shall include failure to close as a result of any reason, whether or not arising out of breach, failure of contingency or otherwise. Provided said failure to close is for a valid reason and not due to breach by Buyer, all deposits should be returned to Buyer and neither party shall have any further liability to the other.

         SECTION 4.  DEED AND TITLE.

                  (a) Seller shall deliver to Buyer at Closing, a Bargain and Sale Deed ("Deed") in a form reasonably acceptable to Buyer, conveying good and marketable fee simple title to the Real Property, subject only to the existing first mortgage, and to such easements, restrictions of record and title exceptions set forth in the commitment for title insurance specifically approved by Buyer, and taxes not delinquent. In addition, Seller shall convey title to the Personal Property to Buyer, free and clear of all liens and encumbrances (except the existing first mortgage, and those disclosed and deemed approved during due diligence; e.g., equipment leases or personal property financing documents), by the execution and delivery at Closing of a Bill of Sale in form and substance reasonably satisfactory to Buyer, without warranty, except as to Seller's title.

                  (b) Seller agrees to provide a copy of its most recent existing title insurance policy or title insurance commitment to Buyer. Buyer shall then obtain at Buyer's expense an ALTA Form B Title Insurance Commitment (the "Title Commitment"), within fifteen (15) days of the date of execution of this Contract by both parties, issued by a title insurance company selected by Buyer, committing to insure fee simple title to the Property in the amount of the Purchase Price for such Property in Buyer's name, with all standard exceptions removed (except for the rights of tenants under unrecorded leases and/or except for standard exceptions normally not removed pursuant to local custom with respect to the Real Property), and containing no other exceptions not specifically approved by Buyer. Buyer will provide a copy of said title commitment to Seller immediately after same is completed, but no later than 20 days after signing this Agreement. Buyer shall have ten (10) days after receipt of the Title Commitment to examine the Title Commitment and the existing survey provided by Seller to Buyer to inform Seller of Buyer's objection to any exception contained in or title defect revealed by the Title Commitment or the existing survey. It is understood that Buyer may obtain an updated survey of the Property. Buyer shall have the right to object to any new matters shown on the updated survey, but Buyer shall have no right to object if the updated survey does not reveal any objectionable exceptions. (i.e., matters which would render title unmarketable or which are inconsistent with the current use of the Property). In no event shall Buyer have the right to object to any matters on the updated survey after the expiration of thirty (30) days from the execution of this Agreement. Buyer may also elect to accept Seller's existing survey together with an Affidavit of No Change therefrom.

                  (c) If Buyer's examination of the Title Commitment or the survey reveals that the Title Commitment for the Real Property contains objectionable exceptions or that the title to the Real Property is defective and thereafter, the issuing title insurance company refuses to delete the objectionable exceptions or the defects cannot be cured within a reasonable period of time after written notice by Buyer, specifically pointing out the objection/defects, then Buyer may elect to terminate this Agreement upon written notice to Seller.

                  (d) Seller will pay for preparation of the Deed for the Real Property, and for State and local transfer taxes. Seller will also pay for all title curatives, if applicable.

                  (e) Buyer will pay for any updated survey of the Property, for the title insurance commitment and for all title insurance premiums, for the recording of the Deed for the Property, and for all costs, fees and expenses in connection with the assumption of the existing first mortgage.

                  (f) Seller and Buyer will each pay their own attorney's fees.

         SECTION 5.  PRORATIONS AND ALLOCATIONS.

                  (a) Collected rents, common area charges, escalations, interest on the first mortgage, service contracts, equipment leases or other personal property financing, utility deposits, insurance and other expenses whether or not a lien, assessed or to be assessed for the year in which the transaction is consummated will be prorated as to the Property as of the date of the Closing. All utility bills relating to the period prior to the Closing Date shall be paid by Seller. Seller shall terminate all utility relationships with respect to the Property as of the Closing Date. Buyer shall pay Seller cash for all escrows held by the existing first mortgage holder and transferred to Buyer at closing.

                  (b) Security deposits held by Seller or paid by any lessees at the Property will be transferred to Buyer in full at Closing, including any interest earned thereon and payable to the Tenant under State law.

                  (c) Real Estate taxes and personal property taxes and special assessments shall be prorated based on the custom in Buffalo, New York. Only the current installment of any special assessments shall be prorated.

         SECTION 6. CONDEMNATION OR CASUALTY. Seller agrees to give Purchaser prompt written notice of any fire or other casualty occurring to all or any portion of the improvements at the Real Property and/or Personalty between the date hereof and the date of closing. If prior to the closing, there shall occur:

                  (i) damage to the improvements at the Property caused by fire or other casualty which would cost 5% of the Purchase Price of the Property or more to repair based on the estimate of a reputable third party contractor chosen by Seller; or

                  (ii) the taking or condemnation of all or any portion of the Real Property and/or the improvements as aforesaid as would materially interfere with the use thereof; then, if any of such events set forth in (i) or (ii) above occurs, Buyer or Seller, at its option, may terminate its obligations under this Agreement by written notice given to the other within seven (7) days after Buyer has received the notice referred to above or at the closing, whichever is earlier. If Buyer or Seller does not elect to terminate its obligations as aforesaid, the closing shall take place as provided herein without an abatement of the purchase price and there shall be assigned to the Buyer at closing, all interest of the Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of such occurrence.

                  If, prior to the closing, there shall occur:

                  (i) damage to the Property caused by fire or other casualty which would cost less than 5% of the Purchase Price of the Property based on the estimate of a reputable third party contractor chosen by Seller to which Buyer has no reasonable objection; or

                  (ii) the taking or condemnation of all or any portion of the said Real Property and/or improvements as aforesaid which is not material to the use, thereof; then, if any of such events set forth in (i) or (ii) above occurs, Buyer shall have no right to terminate its obligations under this Agreement, but there shall be assigned to Buyer at closing all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such occurrence.

                  Seller shall be responsible for maintaining fire and extended coverage insurance prior to closing as is currently in place.

         SECTION 7. CONDITIONS. The following shall be conditions precedent to Buyer's obligations hereunder, unless specifically waived in whole or in part in writing by Buyer:

                  (a) Litigation. There being no existing or pending claims, lawsuits, or governmental proceedings, or appeals, which challenge Seller's title to the Property.

                  (b) Title Insurance Policy. Title to the Property at Closing being marketable or insurable (Buyer agrees to request that the title company issuing the title commitment list any questions of marketability in the title commitment) and/or in accordance with the provisions of Section 4 above, free and clear of all liens and encumbrances, except the existing first mortgage. In addition, Buyer receiving assurances at Closing from the title insurance company issuing the Title Commitment, that after Closing, Buyer will be issued at Buyer's expense, an ALTA Form B Title Insurance Policy, with all standard exceptions removed, except as set forth in Section 4 above, and all other exceptions validly objected to by Buyer deleted from such policy, insuring fee simple marketable title to the Property or in accordance with Section 4 above, in the amount of the Purchase Price, in Buyer's name, free and clear of all liens and encumbrances not otherwise specifically agreed to by Buyer prior to Closing.

                  (c) Personal Property. Seller conveying title to the Personal Property to Buyer at Closing free and clear of all liens and encumbrances (except for the existing first mortgage and for equipment leases and personal property financing disclosed during due diligence) by a Bill of Sale without warranties except as to title in form and substance reasonably satisfactory to Buyer.

                  (d) Compliance With Representations and Warranties. Seller will be in substantial compliance with all other representations and warranties made herein in Section 8, or elsewhere in this Agreement, at Closing to the reasonable satisfaction of Buyer.

                  (e) The condition of the Personal Property and Real Property shall be in substantially the same condition at closing as they were on the date of execution hereof.

         With respect to all of the foregoing, to the extent that they are representations and warranties of Seller, they are made to the best of Seller's knowledge and belief without independent investigation at this time.

         SECTION 8. SELLER'S WARRANTIES. The following representations and warranties of Seller shall survive the Closing for a period of three (3) months.

                  (a) The legal description of the Property contained in the recitals or in exhibit "A" attached to this Agreement is substantially correct and will be confirmed by any survey obtained by Buyer and/or confirmed by the title company.

                  (b) To Seller's best knowledge and belief, Seller has not received written notification that the Property is not in compliance with any federal, state, county and municipal laws, ordinances and regulations, including but not limited to all federal, state, county and municipal environmental laws and regulations, applicable to or affecting the Property, subject to Seller's right to cure as hereinabove stated.

                  (c) Seller will convey fee simple, marketable or insurable title to the Property to Buyer at Closing and will convey title to the Personal Property to Buyer at Closing by Bill of Sale, in form and substance reasonably satisfactory to Buyer, free and clear of all liens and encumbrances, except as provided in this Agreement.

                  (d) Seller will not interfere with Buyer's opportunity to hire Seller's on-site employees who work at the Property, but Buyer will have no obligation to hire any of those individuals. Buyer will make no efforts to hire such employees until after all contingencies have been removed and no earlier than 10 days before closing. Buyer will make no efforts to hire any of Seller's off-site employees whatsoever.

                  (e) Seller shall be responsible for (and Buyer shall not assume the obligation of) all employee wages, benefits (including payments for accrued bonuses, vacation or sick pay, unemployment compensation, employment taxes, medical claims or similar payments), contributions under any benefit programs or agreements, severance pay obligations and other related employee costs arising as a result of any events, acts (or failures to act) prior to the Closing Date with respect to the Property at which such persons are employed, whether or not disclosed on the schedules to this Agreement.

                  (f) Seller retains all liability and responsibility for fulfilling all federal and/or state COBRA and continuation of group health insurance coverage requirements (pursuant to Section 4980B of the Code, sections 601-608 of ERISA, and any applicable state laws) with respect to Seller's current or former employees (and their dependents). Buyer does not hereby and will not at the Closing of the Property assume any obligation to provide medical insurance coverage to persons that it employs because it acquires the Property.

                  (g) The physical condition of the Personal Property and Real Property shall be maintained in substantially the same condition as they were at the expiration of Buyer's due diligence period through the Closing Date, reasonable wear and tear excepted.

                  (h) Seller agrees to continue its standard leasing practices and advertising through the Closing Date, including its customary rent schedule for new tenants, customary credit and application review and procedures, customary security deposits , and customary concessions, if any.

                  (i) Seller warrants that it is a valid, subsisting Delaware limited partnership, authorized to do business in New York and has full power and authority to complete the transaction contemplated herein.

         SECTION 9.  NON-PERFORMANCE.

                  (a) If Seller fails to deliver the Deed, perform its obligations hereunder, or meet any of the conditions hereof, Buyer, at Buyer's sole option, may (i) terminate this Agreement whereupon the Earnest Money shall be returned to Buyer on demand or (ii) Buyer may bring an action for specific performance, and if Buyer prevails, all reasonable costs and expenses of any such action shall be paid by Seller as a reduction of the Purchase Price, or
(iii) bring an action for monetary damages. The foregoing shall be the sole and exclusive remedies of Buyer. However, if Buyer elects to bring an action for monetary damages, they shall be specifically limited, if proven, to an amount equal to the Earnest Money on deposit as set forth hereinabove. Any damages resulting from a breach of any warranty or representation either before or after Closing shall be subject to the same limitation and aggregated with any damages for breach of this Agreement as set forth above. The foregoing sentence shall not be applicable with respect to fraud, or any material intentional misrepresentation.

                  (b) If Buyer defaults at any time, Seller and Buyer agree that it will be extremely difficult or impractical to fix Seller's actual damages. Therefore, in such an event, the entire Earnest Money shall be delivered to Seller as liquidated damages for loss of a bargain and not as a penalty. Buyer will then be released from all liability to Seller related to this Agreement, such liquidated damages being Seller's sole remedy.

         SECTION 10. BROKERS, AGENTS AND CONSULTANTS. Seller represents and warrants to Buyer that Berlow Real Estate is due a commission from the proceeds of the Closing, which Seller will pay. Seller hereby agrees to indemnify and hold harmless Buyer from the claims of any agent, consultant or broker for the payment of any such commission or commissions. Seller shall be responsible for commissions due to Berlow Real Estate (Richard Schechter), per separate agreement only with said broker.

         Buyer represents and warrants to Seller that no broker, consultant or agent is due a commission or fee from the proceeds of the Closing claiming by, through or under Buyer, and hereby agrees to indemnify and hold harmless Seller and the Property from the claims of any other agent, consultant or broker for the payment of any commission, finder's fee or other compensation.

         SECTION 11.  LEASES/ASSIGNMENT OF INTANGIBLES.

                  (a) Seller agrees that after Buyer's due diligence, but prior to the Closing it will not enter into any long term commercial leases or service agreements without the prior written consent of Buyer which will not be unreasonably withheld or delayed.

                  (b) Seller shall assign the existing tenant leases to Buyer at Closing along with all service contracts and other agreements affecting the Property. Buyer shall execute an assumption agreement or other agreements with respect to all tenant leases and service contracts or other agreements from and after the date of closing.

                  (c) On the Closing Date, Seller shall assign to Buyer all of its right, title and interest in and to: (a) all licenses and permits then held by the Seller for the Property to operate the Property; (b) any warranties and guaranties from manufacturers, suppliers and installers pertaining to the Property including roof warranties and warranties covering appliances within the Property apartment units; (c) the name "Inducon East" and all variations thereof; (d) the telephone number(s) for all of Seller's telephones installed at the Property; (e) all architectural drawings, plans and specifications and other documents in Seller's possession pertaining to the construction of the Property; and all other intangible property at the Property. The foregoing shall not include any computer equipment or software whatsoever.

         SECTION 12. INSURANCE. Seller will cancel its insurance coverage on the Property effective at Closing of the Property, and Buyer will place new insurance coverage on the Property effective on the same date.

         SECTION 13. ASSIGNMENT. Buyer shall not have the right to assign this Agreement, in whole or in part, to any party with whom it is not affiliated without the express written consent of Seller. Buyer shall have the right to assign this Agreement to any affiliate of Buyer without such consent. Upon any such assignment, the assignee shall assume the obligations of Buyer. Seller's consent, if required, pursuant to this section shall be in its sole discretion and shall include approval of all proposed assignment documents. In accordance with the foregoing, the Buyer shall have the right to assign to an entity with which the Buyer is affiliated provided the Buyer herein remains liable for performance of this Contract.

         SECTION 14. ENTIRE AGREEMENT. All prior understandings and agreements of the parties are merged herein, and this Agreement reflects the entire understanding of the parties. This Agreement may not be changed or terminated orally.

         SECTION 15. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

         SECTION 16.  INDEMNIFICATIONS.

                  (a) SELLERS INDEMNITY. Seller shall indemnify, defend and hold Buyer harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees) in connection with third-party claims for injury or damage to personal property in connection with the ownership or operation of the Properties prior to Closing. These indemnification obligations of Seller shall be repeated at and shall survive the Closing.

                  (b) BUYERS INDEMNITY. Buyer shall indemnify, defend and hold Seller harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees), due to Buyers operation of the Property from and after Closing. The indemnification obligations of Buyer shall be repeated at and shall survive the Closing.

         SECTION 17. NOTICES. All notices required or permitted hereby shall be in writing and delivered either in person or sent electronically, and by national overnight express carrier. Notices shall be deemed to have been given when sent as follows:

         Buyer:            Acquest Development, LLC
                           Olympic Towers
                           300 Pearl Street, Suite 900
                           Buffalo, New York 14202
                           William L. Huntress, President

         Copy to:          Alan Wexler, Esq.
                           Lippes, Silverstein, Mathias & Wexler
                           700 Guaranty Building
                           28 Church Street
                           Buffalo, NY 14202
                           Phone: 716-853-5100
                           Fax: 716-853-5115

         Seller: Realmark Property Investors Limited Partnership III 2350 North Forest Road
                           Getzville, NY 14068
                           Phone: 716-636-9090
                           Fax: 716-636-0466

         Copy to:          William H. Mattrey, Esq.
                           Amigone, Sanchez, Mattrey & Marshall, LLP
                           1300 Main Place Tower
                           Buffalo, NY 14202
                           Phone: 716-852-1300
                           Fax: 716-852-1344

         SECTION 18. CONSTRUCTION. Time shall be construed to be of the essence.

         SECTION 19. GOVERNING LAW. This Agreement will be governed by and construed according to New York law.

         SECTION 20. BUYER'S LIABILITY. Neither Buyer nor any assignee or designee of Buyer shall be personally or individually liable with respect to any obligations under this Agreement, all such personal liability and individual liability, if any, being hereby waived by Seller on its behalf and on behalf of all parties claiming by or through Seller.

         SECTION 21. ESCROW. The Escrow Agent hereby acknowledges receipt of the Earnest Money and agrees to hold the same in escrow until the closing or sooner termination of this Agreement and shall pay over and apply the proceeds thereof in accordance with the terms of this Agreement. If, for any reason, the closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Earnest Money, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) day period, or if for any reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Earnest Money until otherwise directed by written instructions from the parties to this Agreement or until a final judgment (beyond any applicable appeal period) by a Court of competent jurisdiction is rendered disposing of such Earnest Money.

         The Escrow Agent shall be liable as a depository only and its duties hereunder are limited to the safekeeping of the Earnest Money and the delivery of same in accordance with the terms of this Agreement. The Escrow Agent will not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, excepting such as may arise through or be caused by the Escrow Agent's negligence or willful misconduct.

         In any action involving the parties, Buyer acknowledges that Escrow Agent may represent Seller.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties, or by the duly authorized officer of the parties, on the day and year shown below.

BUYER:
Executed June 13, 2003

By: William L. Huntress
    ------------------------------
    Acquest Development LLC
    William L. Huntress, President


SELLER:
Executed June 13, 2003

By: Realmark Property Investors Limited Partnership III



    Joseph M. Jayson
    ---------------------------------
    Joseph M. Jayson, General Partner



RECEIPT OF ESCROW AGENT

The undersigned hereby acknowledges receipt of the Earnest Money provided for herein, and that the same is being held as Escrow Agent pursuant to the terms of the above Purchase Agreement.


By: __________________________________________
    As Escrow Agent

                FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT
                                 INDUCON-AMHERST



         THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (the "First Amendment") is entered into this 25th day of July, 2003 by and between REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP-III ("Seller") and ACQUEST DEVELOPMENT, LLC, on behalf of an entity to be named (hereinafter "Buyer").

         WHEREAS, Seller and Buyer entered into a Real Estate Purchase Agreement for sale and purchase of Inducon-Amherst dated as of June 13, 2003 (the "Agreement"); and

         WHEREAS, Buyer and Seller wish to amend said Agreement in certain respects.

         NOW, THEREFORE, Seller and Buyer hereby further agree as follows:

         1. Buyer's Environmental Due Diligence set forth in Section 3(a) has expired.

         2. Buyer's financing contingency set forth in Section 3(b) is hereby amended to extend the time frame for Buyer to obtain approval for assumption of the Existing First Mortgage until August 20, 2003. If said approval is not obtained by Buyer as set forth in Section 3(b) by that date, then and in that event either Buyer or Seller may terminate the Agreement upon written notice to the other in which event the Deposit shall be returned to Buyer and neither party shall have further liability to the other.

         3. All other terms and conditions of the Agreement are otherwise confirmed and ratified.

                                    REALMARK PROPERTY INVESTORS
                                    LIMITED PARTNERSHIP-III

                                    By: Joseph M. Jayson, General Partner


                                    ACQUEST DEVELOPMENT, LLC,
                                    on behalf of an entity to be named

                                    By: William L. Huntress, President

               SECOND AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT
                                 INDUCON-AMHERST


         THIS SECOND AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (the "Second Amendment") is entered into this 27th day of August , 2003 by and between REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP-III ("Seller") and ACQUEST DEVELOPMENT, LLC, on behalf of an entity to be named (hereinafter "Buyer").

         WHEREAS, Seller and Buyer entered into a Real Estate Purchase Agreement for sale and purchase of Inducon-Amherst dated as of June 13, 2003 (the "Agreement"); and

         WHEREAS, Seller and Buyer entered into a First Amendment to Real Estate Purchase Agreement on July 25, 2003 (the "First Amendment"); and

         WHEREAS, Buyer and Seller wish to amend said Agreement in certain respects.

         NOW, THEREFORE, Seller and Buyer hereby further agree as follows:

         1. Seller and Buyer have submitted an application for approval of the assumption of the existing first mortgage held by Wachovia Bank with respect to the financing contingency set forth in Section 3(b) of the Agreement. Seller and Buyer acknowledge that the Lender has provided a checklist for closing the aforesaid assumption and accordingly Seller and Buyer acknowledge that the financing contingency is hereby waived; provided, however, that Seller and Buyer agree to use best efforts, good faith, and due diligence in submitting all documentation and other requirements set forth on the aforesaid checklist provided by the Lender and will proceed to closing as soon as reasonably practicable. Should the transaction not be able to be closed through no fault of the Buyer or Seller; i.e., should the Lender not allow the assumption of the existing first mortgage, then and in that event either party shall have the right to terminate the Agreement, the earnest money deposit shall be returned to Buyer and neither party shall have further liability to the other.

         2. Section 3(c) of the Agreement is deleted.

         3. All other terms and conditions of the Agreement and the First Amendment are otherwise confirmed and ratified.

                                    REALMARK PROPERTY INVESTORS
                                    LIMITED PARTNERSHIP-III

                                    By: Joseph M. Jayson, General Partner

                                    ACQUEST DEVELOPMENT, LLC,
                                    on behalf of an entity to be named

                                    By: William L. Huntress, President

               THIRD AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT
                                 INDUCON-AMHERST

         THIS THIRD AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (the "Third Amendment") is entered into this 19th day of October, 2003 by and between REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP-III ("Seller") and ACQUEST DEVELOPMENT, LLC, on behalf of an entity to be named (hereinafter "Buyer").

         WHEREAS, Seller and Buyer entered into a Real Estate Purchase Agreement for sale and purchase of Inducon-Amherst dated as of June 13, 2003 (the "Agreement"); and

         WHEREAS, Seller and Buyer entered into a First Amendment to Real Estate Purchase Agreement on July 25, 2003 (the "First Amendment"); and

         WHEREAS, Seller and Buyer entered into a Second Amendment to Real Estate Purchase Agreement on August 27, 2003 (the "Second Amendment"); and

         WHEREAS, Buyer and Seller wish to amend said Agreement in certain respects.

         NOW, THEREFORE, Seller and Buyer hereby further agree as follows:

         1. The Purchase Price set forth in Section 1 of the Agreement is hereby reduced to Three Hundred Thousand Dollars ($300,000) over and above the balance of the First Mortgage to be assumed.

         2. Seller and Buyer have agreed that the Earnest Money called for in the Agreement after expiration of due diligence and financing contingencies is amended to Fifty Thousand Dollars ($50,000). In addition, Buyer has further agreed to waive its financing contingency as set forth in Section 3(b) of the Agreement and acknowledges that the additional Earnest Money Deposit of $50,000 is therefore due and payable to the Escrow Agent immediately.

         3. Seller and Buyer have further agreed to extend the Closing Date in the Agreement until not later than January 31, 2004, time being of the essence. Buyer has agreed to pay cash at closing for the property and Seller will arrange at closing to prepay the Existing First Mortgage and remove it as a lien from the property or to make suitable arrangements with the title company to do so post closing.

         4. Buyer and Seller acknowledge that title to the real property which is the subject of the Agreement is not currently held by Realmark Property Investors Limited Partnership-III. Title is currently being held by a limited liability company known as Realmark-Inducon Amherst, LLC, of which the Seller is the controlling owner. Seller and Buyer acknowledge that the deed to the premises and all closing documents may be executed and delivered by Realmark-Inducon Amherst, LLC in accordance with the Agreement and all amendments thereto.

         5. All other terms and conditions of the Agreement, the First Amendment, and the Second Amendment are otherwise confirmed and ratified, except as they may be amended herein.

                                    REALMARK PROPERTY INVESTORS
                                    LIMITED PARTNERSHIP-III

                                    By: Joseph M. Jayson, General Partner

                                    ACQUEST DEVELOPMENT, LLC,
                                    on behalf of an entity to be named

                                    By: William L. Huntress, President

               FOURTH AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT
                                 INDUCON-AMHERST

         THIS FOURTH AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (the "Fourth Amendment") is entered into this 30th day of December, 2003, by and between REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP-III ("Seller") and ACQUEST DEVELOPMENT, LLC, on behalf of an entity to be named (hereinafter "Buyer").

         WHEREAS, Seller and Buyer entered into a Real Estate Purchase Agreement for sale and purchase of Inducon-Amherst dated as of June 13, 2003 (the "Agreement"); and

         WHEREAS, Seller and Buyer entered into a First Amendment to Real Estate Purchase Agreement dated as of July 25, 2003, a Second Amendment to Real Estate Purchase Agreement as of August 27, 2003, and a Third Amendment to Real Estate Purchase Agreement as of October 19, 2003; and

         WHEREAS, Seller and Buyer entered into a Letter Agreement dated as of December 4, 2003; and

         Buyer and Seller wish to further amend said Agreement in certain respects.

         NOW, THEREFORE, Seller and Buyer hereby further agree as follows:

         1. Buyer agrees that the Closing Date shall occur not later than February 27, 2004.

         2. The Purchase Price is amended to Three Hundred Fifty Thousand Dollars ($350,000) over and above the balance of the First Mortgage at closing. Buyer agrees, however, that the entire Purchase Price shall be payable in good funds at closing and that said funds will be used to allow the Seller to pay off the Existing First Mortgage at closing.

         3. Buyer agrees to pay to Seller the principal portion of the January mortgage payment, if made by Seller prior to closing, to the Seller at closing as an additional cash payment.

         4. Buyer has agreed that upon completion of the Closing of its purchase of Inducon East I, II, and III, and The Paddock from an affiliate of Seller, not later than January 20, 2004, the Earnest Money Deposits on said purchases shall be transferred by the Escrow Agent named therein to the Earnest Money under the Agreement to be held and applied as called for in the Agreement.

         5. All other terms of the Agreement, the First Amendment, the Second Amendment and Third Amendment, as well as the Letter Agreement of December 4, 2003 are otherwise confirmed and ratified except to the extent they are amended herein.

                                    REALMARK PROPERTY INVESTORS
                                    LIMITED PARTNERSHIP-III

                                    By: Joseph M. Jayson, General Partner

                                    ACQUEST DEVELOPMENT, LLC,
                                    on behalf of an entity to be named

                                    By: William L. Huntress, President